Date Filed: June 8, 2000                         SEC File No.


                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

       FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               UBETIGOLF, INC.
                ----------------------------------------------
                (Name of small business issuer in its Charter)

             Utah                                           87-0653434
------------------------------                          ----------------------
(State or jurisdiction of                               (I.R.S. Employer
incorporation or organization)                          Identification Number)

         1108 Brookhaven Drive, Kaysville, Utah  84037  (801)546-4637
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 7999
           --------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

Copies to:                                Registered Agent:
Elliott N. Taylor, Esq.                   Burke T. Maxfield, President
John C. Thompson, Esq.                    UbetIGolf, Inc.
Taylor and Associates, Inc.               1108 Brookhaven Drive
Attorneys and Counselors at Law           Kaysville, Utah  84037
2681 Parleys Way, Suite 203               Phone: (801) 546-4637
Salt Lake City, Utah  84109               Fax: (603) 462-7326
Phone: (801) 463-6080                     ------------------------------------
Fax: (801) 463-6085                       (Name, address, including zip code,
                                          and telephone number, including area
                                          code, of agent for service)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                 CALCULATION OF REGISTRATION FEE

Title of Each                              Proposed Maximum   Proposed Maximum     Amount of
Class of Securities   Amount to            Offering Price     Aggregate Offering   Registration
to be Registered      be Registered        per Share          Price                Fee (1)(2)
-------------------   -----------------    ----------------   ------------------   ------------
Shares of Common
Stock, $0.001 par
value                 1,500,000 Shares    $     0.10          $    150,000         $  40.00

(1)  Estimated solely for purposes of calculating the registration fee based on 1,500,000 shares of common stock offered at $0.10 per share.
(2)  The registration fee has been calculated in accordance with Fee Rate Advisory No. 11, issued
January 5, 2000, based on $264 per $1,000,000 or .000264 of the aggregate offering amount.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                              Table of Contents
                  Pursuant to Item 502(f) of Regulation S-B
Section                                                           Page
-------                                                           ----
PROSPECTUS SUMMARY ...............................................  6
     The Company .................................................  6
     The Offering ................................................  7
     Summary of Financial Data ...................................  8
     Capitalization ..............................................  9
RISK FACTORS ..................................................... 10
     Risk Factors Relating to the Business of the Company ........ 10
     Risk Factors Relating to the Offering ....................... 12
     Dilution .................................................... 15
     Comparative Data ............................................ 16
PLAN OF DISTRIBUTION ............................................. 17
USE OF PROCEEDS .................................................. 18
DESCRIPTION OF BUSINESS .......................................... 18
     Organization and Corporate History .......................... 19
     Business in General ......................................... 19
     Plan of Operation ........................................... 19
     Products and Services ....................................... 20
     Marketing ................................................... 22
     Competition ................................................. 23
     Manufacturing, Supplies, and Quality Control ................ 24
     Domain Names and Copyrights ................................. 24
     Research and Development .................................... 24
     Regulation and Environmental Compliance ..................... 24
     Employees ................................................... 24
DESCRIPTION OF PROPERTY .......................................... 24
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES ......... 25
     Director and Executive Officer .............................. 25
     Biographical Information .................................... 25
REMUNERATION OF OFFICERS AND DIRECTORS ........................... 26
     Employment Agreements and Benefits .......................... 26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ......... 27
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS .... 27
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS ........ 28
DESCRIPTION OF CAPITAL STOCK ..................................... 28
LITIGATION ....................................................... 30
LEGALITY OF SHARES ............................................... 30
EXPERTS .......................................................... 30
ADDITIONAL INFORMATION ........................................... 30
INDEX TO FINANCIAL STATEMENTS .................................... 31
FINANCIAL STATEMENTS ............................................. 32

[FRONT COVER PAGE]
                 SUBJECT TO COMPLETION -- DATED JUNE __, 2000

                              UBETIGOLF, INC.
                      1,500,000 Shares of Common Stock

This Prospectus relates to the public offering for cash (the "Offering") by UbetIGolf, Inc. (the "Company"), 1108 Brookhaven Drive, Kaysville, Utah 84037 of up to 1,500,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"). It is currently estimated that the initial public offering price will be $0.10 per share. See "PLAN OF DISTRIBUTION" for a discussion of the factors considered in determining the initial public offering price.
Prior to this Offering, there has been no public market for the Common Stock, and there is no assurance that one will develop following the Offering described in this Prospectus. The Company will seek a securities broker-dealer to apply to have the Company's Common Stock included for quotation in the over-the-counter market on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the "OTC Bulletin Board") under the symbol "UBIG" on the successful completion of the minimum Offering. (See "MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.")

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SECTIONS ENTITLED "RISK FACTORS" AT PAGE 10 AND "DILUTION" AT PAGE 15.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION; NOR HAS THE COMMISSION PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING; NOR HAS ANY STATE SECURITIES DIVISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================
                          Price to  Underwriting Commissions Proceeds to the
                          Public    or Discounts (1)(2)      Company (3)(4)
------------------------------------------------------------------------------
Per Share...............  $   0.10      $      0.01        $     0.09
Total Minimum...........  $ 50,000      $     5,000        $   45,000
Total Maximum...........  $150,000      $    15,000        $  135,000
==============================================================================
                  [Footnotes are found on the following page]

No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

ALL SUBSCRIBERS' CHECKS SHOULD BE MADE PAYABLE TO "ESCROW SPECIALISTS-UBETIGOLF, INC., ESCROW ACCOUNT."

         The date of this Prospectus is __________, 2000

(1) The offering price of the Common Stock has been arbitrarily determined by the Company. The price bears no relationship to the assets or book value of the Company or to any other recognized criteria of value, nor does it represent that the Common Stock has a value or could be resold at that price. There is no assurance that a market for the Common Stock will develop after the Offering. The Common Stock is offered for cash only. (See "PLAN OF DISTRIBUTION.")

(2) The Common Stock is offered by the management of the Company on the terms described under the caption "Plan of Distribution." There is no assurance that any or all of the Common Stock will be sold. Management of the Company will not be paid any commission on the sale of the Common Stock. Prior to making such sales in any state, the officers and directors will meet the requirements of each state regarding registration as a sales agent or broker/dealer, or a proper exemption from such registration. Management believes that its officers and directors should not be deemed to be broker/dealers in connection with the sale of the Common Stock pursuant to Rule 3a4-1 promulgated by the Securities and Exchange Commission. However, the Company has not received, and will not seek, any ruling to such effect from the Commission. The Company may also enter into agreements with certain selected dealers to sell the Shares, in which event the Company will pay a sales commission of ten percent (10%) to such selected dealers for actual sales. For purposes of estimating net proceeds, the full ten percent (10%) commission is assumed to be payable hereunder. (See "PLAN OF DISTRIBUTION.")

(3) The proceeds to the Company do not reflect the deduction of expenses of this offering which the Company will pay. These expenses, as presently estimated, are not expected to exceed $20,000, and include the Company legal and accounting fees, registration fees, transfer agent fees, escrow agent fees, and printing costs, but does not include potential underwriting commissions. (See "USE OF PROCEEDS.")

(4) The Common Stock is being offered on a "best efforts, 500,000 shares minimum, 1,500,000 shares maximum" basis during an offering period of 90 days, unless extended by the Company for an additional 90 days (the "Offering Period"). There is no assurance that any or all of the Common Stock will be sold. The Company reserves the right to close the Offering upon the sale of the minimum number of shares of Common Stock offered. All proceeds from the sale of the Common Stock will be promptly deposited in an escrow account with ESCROW SPECIALISTS, 3755 Washington Blvd., Ogden, Utah 84403, and promptly returned to subscribers in full, without paying interest or deducting expenses, unless 500,000 shares offered are sold and paid for during the Offering Period. All subscribers' checks should be made payable to "ESCROW SPECIALISTS-UBetIGolf, Inc., Escrow Account." (See "PLAN OF DISTRIBUTION.")

The Common Stock is offered subject to prior sale and to withdrawal or cancellation of the offering without notice. Offers to purchase and sales by the Company are subject to: (a) acceptance by the Company; (b) the sale of at least the minimum shares offered herein; (c) the release and delivery to the Company of proceeds of this Offering; and (d) the right of the Company and selected dealers, if applicable, to reject any and all offers to purchase.


                 [STATE DISCLAIMERS, IF APPLICABLE]

Changes in the Offering which occur after the date hereof, if any, will necessitate the filing with the Securities and Exchange Commission (the "Commission") of an amendment to the registration statement of which this Prospectus forms a part (the "Registration Statement") and review and declaration of effectiveness by the Commission of such amendment. There can be no assurance that any such amendment will become effective. Should the Company file a post-effective amendment and such amendment is not declared effective by the Commission, all funds will be returned to the investor if the minimum number of shares of Common Stock has not been purchased or all funds will be kept by the Company and the investors will be issued shares of Common Stock purchased hereunder if the minimum number of subscriptions has been achieved or exceeded.

                            PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.

                               THE COMPANY

UbetIGolf, Inc., a Utah corporation (the "Company"), was organized on April 25, 2000, to take advantage of existing proprietary and non-proprietary software (the "Software") development by the Company's President and Principal Shareholder, Burke T. Maxfield. The Company's Software calculates and chronicles numerous types of golf league and group competitions. The Company proposes to create an internet website to attract golfers worldwide by providing various localized services to amateur golfers, golf leagues, golf groups, golf tournament committees and golf course pro shops and make local tournament results and league play scores available for "peer review".

The Company intends to utilize the Offering Proceeds for the initial development of the Company's website. Once the Company's website is developed, the Company intends to generate revenues from the sale of banner advertising and/or usage fees charged to golf pro shops, golf groups and golf leagues.

The Company's principal offices are located at the home of its President and principal shareholder at 1108 Brookhaven Drive, Kaysville, Utah 84037. The Company's telephone number is (801) 546-4637. The Company's facsimile number is (603) 462-7326. (See "RISK FACTORS" and "DESCRIPTION OF BUSINESS.")

                               THE OFFERING
Issuer and contact ................UbetIGolf, Inc., Burke T. Maxfield, Pres.
                                   1108 Brookhaven Drive, Kaysville, UT 84037
                                   Phone: (801) 546-4637
                                   Fax: (603) 462-7326

Securities Offered.................1,500,000 shares of Common Stock, par value
                                   $0.001 per share (See "DESCRIPTION OF
                                   CAPITAL STOCK.")

Shares of Common Stock Outstanding
 Prior to the Offering.............Common Stock:  6,000,000

Shares of Common Stock Outstanding
 After the Offering................Common Stock:  6,500,000 (Minimum)
                                                  7,500,000 (Maximum)

Offering Price Per Share...........$0.10

Estimated Net Proceeds to the
 Company (1).......................$25,000 (Minimum)
                                   $115,000 (Maximum)

Use of Proceeds....................The Company intends to use the net minimum proceeds of this Offering to develop an
                                   internet web site. The Company intends to use the net maximum proceeds from the Offering for general and administrative expenses and additional working capital. (See "USE OF PROCEEDS.")

Risk Factors.......................An investment in shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. These risks included among other risks, risks associated with the absence of operating revenues or profitable operations to date, development of an internet web site, uncertainty the Company will achieve operating revenues or profitable operations in the future, undercapitalization, and the possible need for additional financing. Accordingly, the shares of Common Stock offered hereby should not be purchased by persons who cannot afford the loss of their entire investment. (See "RISK FACTORS" and "DILUTION.")

Proposed OTC Bulletin
 Board Symbol......................Common Stock: "UBIG" (See "MARKET FOR
                                   COMMON EQUITY AND RELATED SHAREHOLDER
                                   MATTERS.")
------------------------
(1) After deduction of possible sales commissions and Offering expenses estimated at $25,000, if the minimum Offering is sold and $35,000, if the maximum Offering is sold.

Summary Financial Information
-----------------------------
The following table sets forth selected summarized financial data for the Company at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes thereto set forth elsewhere in this Prospectus.




STATEMENT OF OPERATIONS DATA:
-----------------------------      From Inception
                                    (April 25, 2000)
                                    to April 30, 2000
                                    -----------------

 Revenues ........................ $             -
 Expenses ........................ $              550
 Net (Loss)....................... $             (550)
 Basic (Loss) per Share .......... $            (0.00)
 Weighted Average Number
  of Shares Outstanding..........           6,000,000

                                     Actual as of
                                     April 30, 2000
                                     ----------------
BALANCE SHEET DATA:
------------------
 Total Current Assets............. $           10,000
 Total Assets..................... $           10,000
 Total Current Liabilities ....... $              550
 Working Capital ................. $            9,450
 Shareholders' Equity ............ $            9,450

Capitalization
--------------
The following table sets forth the capitalization of the Company as of April 30, 2000. The proforma amounts give effect to the sale of both the minimum 500,000 and the maximum 1,500,000 shares of Common Stock offered by the Company at $0.10 per share and the receipt by the Company of $50,000 and $150,000, respectively, the estimated minimum and maximum gross proceeds therefrom, without deducting possible commissions paid broker/dealers in connection with the Offering. The table should be read in conjunction with the financial statements and notes thereto included in this Prospectus.

                                      April 30,    Assuming     Assuming
                                      2000         Minimum      Maximum
                                      Actual       Shares Sold  Shares Sold
                                      -----------  -----------  -----------


Stockholders' Equity:
 Preferred Stock, par value
 $0.001 per share; no shares
 issued and outstanding                         -            -            -
 Common Stock, par value
 $0.001 per share; 100,000,000
 shares authorized;
   6,000,000 shares issued
    and outstanding                         6,000
   6,500,000 shares issued
    and outstanding                                      6,500
   7,500,000 shares issued
    and outstanding                                                   7,500
Additional paid-in capital                  4,000       53,500      152,950
Deficit accumulated during
 development stage                           (550)        (550)        (550)
                                      -----------  -----------  -----------
Total stockholders' equity            $     9,450  $    52,950  $   151,950
                                      ===========  ===========  ===========

                           RISK FACTORS

THE PURCHASE OF THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER, IN ADDITION TO THE NEGATIVE IMPLICATIONS OF ALL MATERIAL SET FORTH HEREIN, THE FOLLOWING RISK FACTORS.

RISK FACTORS RELATING TO THE BUSINESS OF THE COMPANY

Start-up or Development Stage Company
-------------------------------------
The Company has had limited operations since its organization and is a "start-up" or "development stage" company. Although the Company's President has had prior experience in start of businesses, no assurance can be given that the Company will be able to compete with competitors that have greater financial resources than the Company. The purchase of the shares of Common Stock offered hereby must be regarded as the placing of funds at a high risk in a new or "start-up" venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, the shares of Common Stock offered hereby should not be purchased by persons who cannot afford the loss of their entire investment. (See "USE OF PROCEEDS" and "DESCRIPTION OF BUSINESS.")

Ability of Company to Continue as a Going Concern
-------------------------------------------------
The report of the Company's auditors contains a modification as to the ability of the Company to continue as a going concern. Without funding from the proceeds of this Offering or the timely receipt by the Company of additional equity or debt financing from other sources, of which there can be no assurance that the funds will be received, there is substantial doubt as to the Company's ability to continue in business. (See "FINANCIAL STATEMENTS:
Independent Auditors' Report" and "USE OF PROCEEDS.")

No Revenues, No Assurance of Profitability
------------------------------------------
The Company had an operating loss of $550 since its inception due to the costs and expenses associated with a start-up operation. As of April 30, 2000, the date of the Company's most recent financial statements included in this Prospectus, the Company has experienced no revenues from the sale of any products or services and has working capital of $9,450. As of the date of this Prospectus the Company has not developed an internet web site application or established the commercial viability of its Software and services. As a result, the Company has not received revenues from operations. Therefore, the Company's ability to successfully implement its business plan is highly dependent on the completion of this Offering or the Company's ability to obtain additional equity or debt financing from other sources. There can be no assurance that the Company will be able to develop into a successful or profitable business. (See "DESCRIPTION OF BUSINESS.")

Possible Need for Additional Financing
--------------------------------------
The Company has not received revenues from operations and does not anticipate commencing operations until the development of an internet web site application for its Software. It is anticipated the Company will not receive any revenues from operations before available working capital is expended. Accordingly, the completion of this Offering is critical to the Company's success. If funds are not received from this Offering by the end of the Offering Period, the Company will seek funding from other sources, including loans from its President.

The funds available to the Company from this Offering may not be adequate for it to take advantage of all the opportunities that may be available to the Company. Even if the Company does have sufficient funds to finance its planned and future operations, it may not have sufficient capital to fully exploit such opportunities. Therefore, the ultimate success of the Company may depend on its ability to raise additional capital. There is no assurance that any additional funds will be available from any source or, if available, that the Company will be successful in its business operations. (See "USE OF PROCEEDS.")

Dependence on Management and Key Personnel
------------------------------------------
The Company has been substantially dependent on the services of its President Burke T. Maxfield, and will continue for some time to be dependent on the general business acumen and experience of Mr. Maxfield to make the business decisions required on behalf of the Company. On completion of the minimum Offering, Mr. Maxfield intends to appoint two additional persons to the Company's board of directors. Thereafter, shareholders will be substantially reliant on the overall general business acumen and experience of all of the Company officers and directors. The Company does not have an employment agreement nor does it carry key-man insurance on Mr. Maxfield. Therefore, the loss of Mr. Maxfield's services could have a material adverse effect on the Company's operations. The decision whether to purchase the shares of Common Stock offered hereby depends primarily on an evaluation of the Company's management and its ability to implement its business plan. Accordingly, persons considering the purchase of the securities offered hereby should consider carefully the information contained herein concerning the Company's management. (See "MANAGEMENT.")

Software Protection and Infringement
------------------------------------
The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights in its Software. Such protections may not preclude competitors from developing products with features or that perform functions similar to the Company's Software. The Company believes that its Software and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. The successful assertion of such claims would have a material adverse effect on the Company's business, operating results and financial condition. (See "DESCRIPTION OF BUSINESS.")

Competition
-----------
The Company knows of no other software applications that are available off-the-shelf or via the internet that offer the same services and functionality as the Company's Software. However, offering any services over the internet is a highly competitive business and the Company will compete directly and indirectly with companies that have substantially greater financial resources, experience, and technical and marketing personnel than the Company. Management of the Company believes, however, that the Company can achieve and maintain a competitive advantage with emphasis on design and functionality of its Software to make the internet application of its services competitive in the e-commerce marketplace. "DESCRIPTION OF BUSINESS.")

Limited Liability of Management
-------------------------------
The Utah Revised Business Corporation Act generally provide that a company's directors shall have no personal liability to the company or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Accordingly, shareholders may have no recourse against directors of the Company for bad business decisions. However, liability of directors for violation of the federal securities laws is not limited by these provisions.

RISK FACTORS RELATING TO THE OFFERING

Best Efforts, Minimum - Maximum Offering
----------------------------------------
The Common Stock is being offered by the Company's President on a "best efforts, 500,000 shares minimum, 1,500,000 shares maximum" basis, and no individual, firm, or corporation has agreed to purchase or take down any of the offered Common Stock. No assurance can be given that all of the Common Stock will be sold. Provisions have been made to deposit in escrow the funds received from the purchase of Common Stock, and in the event that $50,000 is not received within 90 days of the effective date of the Prospectus (unless extended by the Company for an additional 90 days) the proceeds collected will be promptly refunded to investors without paying interest and without deducting expenses of the Offering. (See "PLAN OF DISTRIBUTION.")

Substantial and Immediate Dilution
----------------------------------
Persons purchasing shares of Common Stock in this Offering will suffer a substantial and immediate dilution to the net tangible book value of the Common Stock so acquired below the offering price. As of April 30, 2000, the Company had a net tangible book value (total tangible assets less total liabilities) of $9,450, or approximately $0.002 per share. After giving effect to the sale of the minimum 500,000 shares of Common Stock, the net tangible book value per share will be approximately $0.009, or a dilution to subscribers of approximately $0.091 per share. After giving effect to the sale of the maximum 1,500,000 shares of Common Stock, the net tangible book value per share will be approximately $0.021, or a dilution to subscribers of approximately $0.079 per share. (See "DILUTION.")

Issuance of Additional Common Stock and Preferred Stock
-------------------------------------------------------
The Company currently has authorized 100,000,000 shares of Common Stock, par value $0.001 per share, of which 6,000,000 shares were issued and outstanding prior to this Offering. The Company currently has authorized 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were issued and outstanding. Although the Company's Board of Directors has no present intention to do so, the Board of Directors has authority, without action by or vote of the Company's Shareholders, to issue all or part of the authorized but unissued shares. In addition, the Company's Board of Directors has authority, without action by or vote of the Company's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur.

Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares. (See "DESCRIPTION OF CAPITAL STOCK.")

Arbitrary Offering Price of the Common Stock
--------------------------------------------
The offering price of the Common Stock has been arbitrarily determined by the Company and may not be indicative of the market price of the Common Stock after the Offering or the value of the Company. Among the factors considered were the Company's proposed operations and products, capital requirements, and the anticipated marketability of the Common Stock. The offering price bears no relationship to the price or value per share paid by existing Shareholders of the Company, nor the Company's assets, earnings, net tangible book value or any other recognized criteria of value.

No Public Market for the Company's Securities and Illiquid Nature of
Investment
--------------------------------------------------------------------
At the present time, there is no public market for any of the Company's securities, and there is no assurance that a public market will develop after the Offering. Upon completion of the minimum Offering, the Company will seek a securities broker-dealer to become a market maker (the "Market Maker") for the Company's Common Stock. The Market Maker will then apply to have the Company's Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board under the proposed symbol "UBET." Once the Company has been given a symbol for its Common Stock there can be no assurance that the Market Maker's market making activities will continue, or that an active trading market will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects the Company's assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering. Therefore, Purchasers of the Company's securities may not be able to liquidate their investment readily or at all. (See "PLAN OF DISTRIBUTION" and "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.")

Designated Security/Penny Stock
-------------------------------
Following completion of this Offering, and upon successful listing of the Common Stock on the OTC Bulletin Board, if the bid price for the Company's Common Stock is below $5.00 per share, the Company's Common Stock would be subject to special sales practice requirements applicable to "designated securities" and "penny stock." No assurance can be given that the bid price for the Company's Common Stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, the Company's Common Stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These rules may be anticipated to affect the ability of broker-dealers to sell the Company's Common Stock, which may in turn be anticipated to have an adverse impact on the market price for the Common Stock and the ability of purchasers to sell their shares in the secondary market.

Lack of Dividends
-----------------
The Company has not paid and does not plan to pay dividends in the foreseeable future even if the Company is profitable. Earnings, if any, are expected to be used to expand the Company's operations and for general corporate purposes, rather than to make distributions to Shareholders.

Possible Sale of Common Stock Pursuant to Rule 144
--------------------------------------------------
The Company has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts one year after their acquisition. The Company issued 6,000,000 shares of Common Stock to the Company's founder in connection with its organization. The shares of Common Stock issued to the Company's founder may become eligible for resale under Rule 144 in April 2001. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS").

Control by Existing Shareholder
-------------------------------
Upon completion of the minimum and/or maximum Offering, approximately 92.3% and 80%, respectively, of the outstanding shares of Common Stock will be beneficially owned by the current President and existing Shareholder of the Company. As a result, the person currently in control of the Company will continue to be in a position to elect at least a majority of the Board of Directors of the Company, to dissolve, merge or sell the assets of the Company, and generally, to direct the affairs of the Company. (See "RISK FACTORS - Disproportionate Risk" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.")

Disproportionate Risks
----------------------
Upon completion of the minimum Offering, the present Shareholder will own approximately 92.3% of the then issued and outstanding shares of the Company, for which he will have contributed $10,000 cash and technology for which no value has been determined or assigned. Persons purchasing shares of Common Stock in the minimum Offering will own approximately 7.7% of the then issued and outstanding shares, for which they will have paid $50,000, or approximately 83.4% of the then invested capital. Upon completion of the maximum Offering, the present Shareholder will own approximately 80% of the then issued and outstanding shares of the Company. Persons purchasing shares of Common Stock in the maximum Offering will own approximately 20% of the then issued and outstanding shares, for which they will have paid $150,000, or approximately 93.7% of the then invested capital. Consequently, the purchasers in this Offering will bear a disproportionately greater risk investing in the Company's business than its present Shareholder. (See "Dilution" and "Comparative Data" in this section below.)

                                  DILUTION

At April 30, 2000, the Company had a net tangible book value of $9,450. The following table sets forth the dilution to persons purchasing Common Stock in this Offering without taking into account any changes in the net tangible book value of the Company after April 30, 2000, except the sale of the minimum and maximum shares of Common Stock offered at the public offering price and receipt of the minimum $50,000 and the maximum $150,000, gross proceeds therefrom. The net tangible book value per share is determined by subtracting total liabilities from the tangible assets of the Company divided by the total number of shares of Common Stock outstanding.

                                                   Minimum        Maximum
                                                   Shares         Shares
                                                   Sold           Sold
                                                   ---------      ---------
Public offering price per share (1)                $   0.100      $   0.100

     Net tangible book value per share
      before this offering (2)           $ 0.002

Increase per share attributable to
 to new investors (3)                              $   0.007      $   0.019

Adjusted net tangible book value per
 share after this offering                         $   0.009      $   0.021

Dilution per share to new investors                $   0.091      $   0.079

Percentage dilution                                       91%            79%

------------------------
(1)  Offering price before deducting maximum sales commissions at 10%.

(2) Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of the Company.

(3) Before deduction of the minimum and maximum sales commissions estimated at $5,000 and $15,000, respectively.

                             COMPARATIVE DATA

The following chart illustrates the percentage of ownership in the Company held by the present Shareholder, by the public investors that purchase the minimum and maximum number of shares of Common Stock in this Offering, and a comparison of the relative money invested by the present Shareholder of the Company and by the public investors in this Offering.

                                Total              Total
                          Shares Purchased     Consideration        Average
                          ----------------     -------------         Price
                          Number         %     Amount      %       Per Share
                          ----------------     -------------       ---------
Minimum Offering
Present Shareholder       6,000,000   92.3     $ 10,000 16.6(1)    $ 0.002(2)
New Investors               500,000    7.7     $ 50,000 83.4(3)    $ 0.100

Maximum Offering
Present Shareholder       6,000,000   80.00    $ 10,000  6.3(1)   $ 0.002(2)
New Investors             1,500,000   20.00    $150,000 93.7(3)   $ 0.100

------------------------
(1) Based on the total cash contributed by the existing Shareholder. No value has been attributed to the technology contributed by the Shareholder.

(2) Determined by dividing the number of shares of Common Stock outstanding at April 30, 2000, into the total consideration paid.

(3)  Estimated gross proceeds from the Offering.

                            PLAN OF DISTRIBUTION

The Company will sell up to 1,500,000 shares of Common Stock to the public on a "best efforts, 500,000 shares minimum, 1,500,000 shares maximum" basis. There can be no assurance that any shares of Common Stock will be sold. If the Company fails to sell the minimum number of shares of Common Stock within the Offering Period (90 days from the date of this Prospectus, unless extended by the Company for an additional 90 days) the offering will be terminated and subscription payments will be promptly refunded in full to subscribers, without paying interest or deducting expenses.

All subscription payments should be made payable to "ESCROW SPECIALISTS-UBetIGolf, Inc., Escrow Account." The Company will deposit subscription payments no later than noon of the next business day following receipt in the escrow account maintained by ESCROW SPECIALISTS, as escrow agent, pending the sale of the minimum number of shares of Common Stock within the specified period. Such subscription payments will only be released from the escrow account if the minimum number of Shares is sold or for the purpose of refunding subscription payments to the subscribers. Subscribers will not have the use or right to return of such funds during the escrow period, which may last as long as 180 days. If the minimum is sold within the specified period, net proceeds from subscribers will be disbursed to the Company.

The Common Stock is being offered by the management of the Company and no commissions will be paid on sales made by management. The Company may enter into agreements with certain selected broker-dealers to sell the shares of Common Stock, in which event, the Company will pay a sales commission of ten percent (10%) to such selected broker-dealers for actual sales. For purposes of estimating net proceeds, the full ten percent (10%) commission is assumed to be payable hereunder.

Determination of Offering Price
-------------------------------
Prior to the Offering there has been no market for the Company's Common Stock and there can be no assurance that a regular trading market will develop on completion of this Offering. The Offering price of the Common Stock was determined by the Company and may not be indicative of the market price for the Common Stock after the Offering or of the value of the Company. At this time, an investment in the Company, which has no revenues from operations, is an investment based on the perceived value of the Company's technology, its management's ability, and business strategy, none of which can be quantified. Among the factors considered in determining the initial public offering price were the Company's proposed business activities and the scope and nature of the services it intends to offer, the Company's limited operations, current financial condition and need for additional working capital, its future prospects, the experience of its management, the economics of the Company's industry in general, prior sales of the Company's common stock, the general condition of the equity securities market, the anticipated marketability of the Company's common stock as compared to similar securities of companies considered comparable to the Company, and other relevant factors. As stated above, the factors considered are difficult to quantify and the initial public offering price should be considered arbitrary and may be based more on a perceived value at this time rather than an actual proven value. (See "RISK
FACTORS: Arbitrary Offering Price of the Common Stock.")

                              USE OF PROCEEDS

The gross proceeds to be received by the Company from the sale of the minimum and the maximum number of shares of Common Stock are estimated at approximately $50,000 and $150,000, respectively, before deducting the possible sales commissions. It is anticipated that during the 12 month period following the Offering, the Company intends to use the proceeds from the Offering in the following general amounts and order of priority. The allocation of proceeds is based on the Company's estimates.

                                        Minimum           Maximum
ITEM                                    Amount       %    Amount       %
----------------------------------      ---------- -----  ---------- -----
Legal Expenses                              18,000  36.0      18,000  12.0
Accounting                                   2,000   4.0       2,000   1.3
Sales Commissions (if any)*                  5,000  10.0      15,000  10.0
Initial Website/Database Development         5,000  10.0      15,000  10.0
Marketing/Sales Lead Acquisition             3,500   7.0      10,000   6.7
Working Capital                             16,500  33.0      90,000  60.0
                                        ---------- -----  ---------- -----
TOTAL NET PROCEEDS                      $   50,000 100.0  $  150,000 100.0
                                        ========== =====  ========== =====
 *If no sales commissions are paid, the funds estimated to be allocated for such commissions will be added to working capital.

The amounts set forth merely indicate the general application of net proceeds of the Offering. Actual expenditures relating to the development of the Company's internet web site may differ from the estimates depending on change orders and/or increased time charges from third parties. Management of the Company recognizes that such proceeds may be insufficient to enable the Company to fully exploit its business plan and objectives and the Company may have to seek additional financing through loans, the sale of additional securities, or other financing arrangements. No such arrangements exist or are contemplated, and there can be no assurance that they may be available in the future should the need arise. All funds not being utilized by the Company for its proposed business will be held in interest bearing accounts, short term interest bearing certificates of deposit, treasury bills, or other high grade short term securities. Those funds which the Company receives, other than from the Offering, will be utilized for the purpose of paying any additional costs of this Offering and funding the Company business operations.

                         DESCRIPTION OF BUSINESS

This description of the Company's Business and Plan of Operation may contain "forward-looking" statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenues, capital expenditures, growth, prospects, dividends, capital structure and other financial matters;
(b) statements of plans and objectives of the Company or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about the Company and its business relating to the future; and (e) any statements using the words "anticipate," "expect," "may," "project," "intend" or similar expressions.

Organization and Corporate History
----------------------------------
The Company was organized on April 25, 2000, under the laws of the State of Utah, by Burke T. Maxfield, who currently is the Company's sole officer, director and shareholder. In connection with forming the Company, Mr. Maxfield contributed certain proprietary and non-proprietary software (the "Software") he has developed. The Software calculates and chronicles numerous types of golf league and group competitions.

Business in General
-------------------
UBetIGolf, Inc (UBIG) proposes the creation of an internet website which will attract golfers worldwide by providing various localized services to amateur golfers, golf leagues, golf groups, golf tournament committees and golf course pro shops.

The general objective of UBIG will be to memorialize local tournament and league play so that all competing participants will have the opportunity to return to the UBIG website to review the results from any given round, double check competition calculations, and provide a "peer review" mechanism for all players.

UBIG will enable golf pro shops to input tournament results which may then be professionally printed and therefore quickly/easily viewed in print by tournament participants, as well as reviewed on the UBIG website by participants through any Internet connection.

Plan of Operation
-----------------
UBIG has created proprietary software that calculates and chronicles numerous types of league and group competitions, which without the computer, are time consuming and consequently impractical to calculate manually. UBIG intends to make this software available on its proposed internet website for use by its initial target market of amateur golfers, golf leagues, golf groups, golf tournament committees and golf course pro shops. UBIG believes this strategy will create substantial traffic for the website, creating value in terms of both numbers of users and potential advertising revenue from golf-related goods and service providers.

The value of a website, and consequently the value of a website's advertising space, was initially based upon the number of "hits" a website received in any given period. "Hits" are essentially "visits" paid to a website by Internet users, regardless of how long such users remained and continued to view the website. As the internet has evolved over the past few years, however, the "hits" factor has come to be accompanied, if not overshadowed by, a term called "stickiness," which reflects the length of time users stay at a website. Stickiness is also a reference to the return patronage of a website. UBIG's strategy is to attract users who will not only repeatedly return to its website, but who will stay for extended time frames, once connected, due to the personal and localized relevance of the website's content. As traffic on the site increases, UBIG intends to market advertising space to various third party golf-related goods and service providers.

Although numerous golf-related Internet sites have sprung up which attempt to entice golfers into ordering goods and services on line, thus far no web site has become a dominant market leader in the golf arena. All continue vying for the golfer's return interest by providing various types of golf "content," including, but not limited to, schedules and tournament results for the PGA Tour, the Senior PGA Tour, and the Ladies PGA Tour. Other golf website "lures" include golf instruction, golf equipment, used golf equipment auctions, golf humor, golf vacation packaging, golf course contact and rate information, tee time reservation services, golf-content articles, interviews with touring professionals, etc. UGIB believes its proprietary software should give it a competitive advantage in this market area.

UBIG anticipates being able to fund the initial development of the company's website with the offering proceeds from this registration. Once the website is initially developed, the company will generate income from banner advertising sales and/or from usage fees charged to pro shops, golf groups and golf leagues. UBIG has obtained quotes and estimates for website design from 45 website/database developers world-wide. Initial bids have ranged from a low of $1,000 to a high of $100,000. The Company has not yet determined which developer to employ but, based on the bids received, believes that it will have sufficient funds to create its proposed website, with a development time frame estimated at six months.

As of the date of this Prospectus the Company has not received revenues from operations. The Company anticipates only having enough working capital to meet operational needs through the end of the Offering Period. As a result, the Company's ability to continue operating as a going concern is dependent on the Company's receipt of the net proceeds of this Offering by the end of the Offering Period or, if such net proceeds are not received, on the Company's ability to obtain additional equity or debt financing from other sources. If funds are not received from this Offering by the end of the Offering Period, the Company will seek funding from other sources, including loans from its Principal Shareholder.

Products and Services
---------------------
Within a league or regular group, players will typically compete with one another by making friendly wagers. Numerous golf games are conducive to wagering between golfers, yet certain games are more prevalent and universally known and played by golfers, worldwide. UBIG has already developed preliminary software for use on the UBIG website that will accurately calculate numerous types of standard competitions that are known to golfers worldwide.

For example, one authorized member of the group enters the UBIG website, selects the course being played, identifies the group's name, then sequentially enters the name, handicap, and hole by hole scores for each player. Once all players scores are entered, the software developed by UBIG can accurately calculate numerous types of competitions, taking handicaps into consideration, using various handicapping preferences, as selected by the group.

One example of a particularly complicated and time consuming calculation which can now be very quickly calculated via the UBIG web software would be a round robin which pits each player in a group against every other competitor in a one on one match play competition. With 20 players, where each player is competing against the other 19 players, the UBIG web software can complete all calculations and generate total results in seconds.

The most prevalent game is arguably the simple Nassau, which provides for a wager on the first nine holes, a wager on the second nine holes, and a wager on the overall eighteen holes. (E.g. A "two dollar Nassau" implies a wager of $2 on the front nine, $2 on the back nine, and $2 for the total eighteen holes.) A Nassau wager between two individuals is common, as is a Nassau wager between two-man teams, normally known as a four-ball, better ball or best ball competition.

Another competition frequently played within golf groups would be a foursome or threesome competition, where each foursome/threesome competes against every other foursome/threesome within a group comprised of as few as two or as many as ten or more foursomes/threesomes. Although various types of wagers are possible, a typical competition would again be a Nassau that compares scores for the front nine, back nine, and total score between competing teams. A typical scoring method for foursome/threesome wagers tallies the two lowest net scores for each hole for each team, again comparing these scores with competing teams in a Nassau format. Various other wager possibilities exist between competing foursome or threesome teams, and many groups conduct numerous concurrent competitions.

UBIG intends to be able to provide the following services available through its website:

     1 - Accurate calculation of complex competitions. The UBIG software that is integrated into the UBIG website will enable groups and leagues to easily calculate various types of well known competitions and games that are not typically played, due to the complexity and/or extensive time required to calculate the results from such games. (For example, a round robin, hole by hole match play competition between twenty-four golfers of differing handicaps, where each player is competing against every other player, would require the separate calculation of 276 one-on-one competitions. And although a group may wish to institute this type of competition, the calculation time required to generate the results renders such a competition impractical.) The UBIG website software will calculate this, and various other types of complex competitions with computer speed.

     2 - Results review. The UBIG website will save the scores and results for any day's play so that group members may revisit and review such information on a home PC internet connection or on their own computer/internet systems at work. (Frequently, golfers will wish to revisit and/or double check a competition following the "flurry" of calculations which normally and hurriedly and immediately follow a round of golf. The cry of -- "How did I lose to him," is the often-asked post-calculation rhetorical query. UBIG will provide that review capability. Another frequent need for results review occurs when golfers who have taken 4 or 5 hours to play a round of golf, must rush off to other obligations and are not able to wait and see all results calculated. UBIG will enable them to visit the Internet at their convenience and "see for themselves" what happened.) The UBIG website will enable these players to revisit the day's round on the internet, to review the various competition results, and see for themselves how they fared.

     3 - Peer Review. Golf handicaps, which are designed to "level the playing field" between golfers of differing abilities, are based upon the individual scores of each golfer. Players are typically responsible for reporting their own scores to a handicapping authority, which is normally the respective state golf association. For monitoring purposes, some course handicap committees require score card submission following any round that is reported for handicap purposes. Most committees, however, make no such requirement, since double-checking score cards against reported scores is time consuming and unpaid. As a result, the accuracy and reliability of handicaps is based upon individual reporting, which has not always proved to be an efficient or effective method of insuring a consistent level of accuracy and reliability.

"Peer review" has always been a regulating mechanism in amateur golf handicapping. Being able to readily see and review the scores posted by all players within a group has proven effective in maintaining integrity in player handicaps. UBIG will enhance "peer review" for groups and leagues which utilize the various services of the UBIG website.

Marketing
---------
According to the National Golf Foundation, over 26,000,000 golfers and 16,000 golf courses populate the United States, and in the past fourteen years, the number of U.S. golfers has increased at an unprecedented rate of 33%. New golf course construction within the U.S. has similarly increased from 150 new courses per year to over 400 per year in the past ten years. All courses play host to many hundreds if not thousands of golfers, as well as thousands of golf leagues and regular golfing "groups."

UBIG's initial marketing efforts will be directed towards golf pro shops in North America, who should appreciate the value of inputting their tournament results into the UBetIGolf website for the following reasons:

 - quick double check of participant-added scorecards,
 - easy Internet review by tournament participants,
 - professional printed output of tournament results, and
 - tournament archiving on the website for historical review.

Following the initial marketing program, UGIB believes that it can expect to develop a market among the following target groups:

     1 - Amateur Tournament Participants. All golf courses host numerous tournaments throughout the year for regular men's and women's associations, club members, special groups, and/or for the public in general. Various types of competitions exist, yet most fall into generally known and well-understood categories that are played by amateur golfers throughout the U.S. or even worldwide.

Tournament results, as well as interim results (during multi-day tournaments), are typically posted at the course of play on large, easily-read scoreboards as players finish their round of play for the day. In order to see all results for a given day, however, players who finish early in the day must either stay at the course until all players are finished or return to the course later to see the completed scoreboard. Alternatively, players can "call in" and request this information from the pro shop, the same pro shop that is undoubtedly already very busy since it is obviously running the subject tournament.

The continuous demand for this information from all participants, as well as from interested spectators/parents/patrons/etc., even after the conclusion of a tournament, is a demand which UBIG anticipates meeting.

     2 - Golf Groups/Leagues. Besides tournaments, amateur golfers often compete within a regular group or within a golf league. Such groups and leagues adopt norms and standardize games that reflect the group's preferences regarding frequency of play, games to be played, handicapping methods, and wagering conventions/amounts.

The daily results within such groups are normally calculated and settled immediately following a round of play. The scorecards from the day's play typically end up in the garbage can soon thereafter, eliminating any continuing ability to review and/or double-check results. UBIG anticipates providing individual group and league members with the ability to revisit the day's round via the UBIG website, to review each participant's hole-by-hole scores and to double-check any day's results.

Competition
-----------
The Company intends to generate revenues in two ways: 1) User fees, and 2) Banner advertising.

(1) User Fees. The Company will charge website users to operate Company software when accessing the UBetIGolf.com website. User fees will be charged to golf pro shops and/or individual golf leagues and groups.

A. Pro Shops - The UBetIGolf software usage fees will be directly competing with software that assists golf professionals with the administration of golf tournaments and events. An example of such software is Focus 2000 (www.focus2k.com), which offers various software packages ranging to $500 in price, which excludes annual upgrades. Another tournament management software is Vision Perfect, which initially sells for approximately $1000, exclusive of additional fees for annual upgrades.

The two distinctive advantages which the Company anticipates providing golf professionals over existing software are reduced costs, and archiving of tournament results for participants and other interested parties to view. Nonetheless, the Company will directly compete for the same dollars that are currently being pursued by golf pro-shop software development companies.

B. Golf Leagues and Golf Groups - The Company is not aware of any software or website which offers the software functionality which it intends to provide golf leagues and groups. However, certain websites are beginning to allow tracking of player statistics and golf league information. Examples of such websites include golfserv.com, golfinsight.com, and worldgolf.com. In addition, the Internet is a constantly evolving medium and no assurance can be given that a website is not already in operation or development that may or will offer the features and benefits contemplated by the Company.

(2) Banner Advertising. Should the Company succeed in obtaining user fees from pro-shops and amateur golf leagues and groups, the UBetIGolf.com website will next be able to attract banner website advertising. Various fees and other types of arrangements with respect to website banner advertising are currently in practice, and are seemingly limitless. Large successful websites are able to charge significant banner advertising fees, while lesser-known websites may only be able to obtain "click-through" fees which earn the host website a fee for each customer who clicks the advertisers website link on the host website.

The Company will be competing with all other golf websites that are seeking banner advertising, the largest of which include golf.com, golfdigest.com, golfonline.com, pgatour.com, sportspages.com, golfcircuit.com, golfclubs.com, golfwebguide.com, golflink.com, ongolf.net, todaysgolf.com, usagolfer.com. Besides these more significant golf websites, the Company will be competing with virtually hundreds if not thousands of additional lesser-know websites for advertising revenues. Although the Company believes that its proposed products and services are sufficiently unique to attract large numbers of users, there can be no assurance that its UbetIGolf.com website will be able to generate sufficient traffic to enable the Company to obtain significant fees for banner advertising either from direct or "click-through" fees.

Manufacturing, Supplies, and Quality Control
--------------------------------------------
The Company's proposed products and services have no manufacturing or supply components. The Company intends to self-monitor its proposed website to maintain quality control over its services.

Domain Names, Trademarks and Copyrights
---------------------------------------
The Company has reserved the Internet domain name "ubetIgolf.com." Such initial reservation is for a two year period at an aggregate cost of $70, and is easily renewed for extended periods thereafter. Of yet, the company has not created a logo or any trademarks, but intends to do so as part of the graphics associated with the Company's proposed website.

The Company has not yet sought copyright protection for the software which has been created and contributed to the company by the company's sole shareholder. The Company has not determined what, if any, protections may be available, but company intends to make every effort to protect the proprietary nature of such software.

Research and Development
------------------------
Other than the proposed expenditures for the creation and development of the Company's proposed website as disclosed in the Use of Proceeds, the Company does not anticipate any research and development costs in the immediate future.

Regulation and Environmental Compliance
---------------------------------------
The Company is not aware of any need for government approval of its proposed products and services, nor of any environmental laws relating to its proposed products and services.

Employees
---------
UBIG has no paid employees at this time. If its business plan is successful, UBIG expects it will be able to hire part or full time employees to assist in its operations as needed.

                    DESCRIPTION OF PROPERTIES

Executive Office
----------------
The Company currently utilizes at no cost approximately 250 square feet of dedicated office space located at the home of the Company's President, Burke
T. Maxfield, 1108 Brookhaven Drive, Kaysville, Utah 84037. In the opinion of the Company's management, such office space is sufficient to meet the Company's needs for the next 12 months.

          DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth the name, age, and position of each executive officer and director and the term of office of each Director of the Company.

Name               Age     Position              Held Position Since
----               ---     --------              -------------------
Burke T. Maxfield   50     President/Secretary
                           and Director          April 2000

On completion of the minimum Offering, Mr. Maxfield, the Company's sole Director will appoint two additional persons to serve as officers and directors of the Company until the next annual meeting of shareholders. The term of office of each director is one year and until his or her successor is elected at the Registrant's annual shareholders' meeting and is qualified, subject to removal by the shareholders. The term of office for each officer is for one year and until a successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.

Biographical Information
------------------------
Set forth below is certain biographical information with respect to the Company's existing officer and director.

Burke T. Maxfield, age 50, is the sole Director and President of the Company. Mr. Maxfield has extensive experience in sales, management, marketing, accounting, finance, strategic planning, and economic modeling. He has considerable software application skills and has created numerous complex spreadsheets, has used computer fax applications to mass market, and has created and written marketing materials, business plans, and various documents using sophisticated attributes of word processors.

From 1998 through 1999, Mr. Maxfield served as President of United Financial Services LC ("United") of Kaysville, Utah, a niche finance company that specialized in providing loans to people who wished to start home-based businesses. United's operations were discontinued during the 4th quarter of 1999 when the company which underwrote the loans made by United was sold. The new owner of this underwriting company chose not to continue making loans in the niche market that United had served. For the four years prior to this involvement, Mr. Maxfield served as the Vice President of Marketing and Vice President of Sales for Document Control Systems, Inc. (DCS). Mr. Maxfield was a co-founder of this software development company, which markets document control software primarily to manufacturing companies. Although Mr. Maxfield maintains a significant interest in DCS and is subject to a non-competitive agreement, it is not anticipated that the activities of the UBetIGolf Inc. will in any way pose a conflict of interest.

Mr. Maxfield is a 1978 graduate of the University of Utah where he earned a Bachelor of Science Degree in Business Finance. It is also relevant to note that Mr. Maxfield has been a lifelong golfer, has participated in numerous amateur competitions and has an extensive personal understanding of the needs that UBetIGolf Inc. will attempt to address.

                    REMUNERATION OF OFFICERS AND DIRECTORS

The following table sets forth certain summary information concerning the compensation paid or accrued since inception to the Company's chief executive officer and/or any of its other Officers that received compensation in excess of $100,000 during such period (From April 25, 2000 [inception] to April 30,
2000).

                          SUMMARY COMPENSATION TABLE

                     Annual Compensation                   Long Term Compensation
                     -------------------                   ----------------------
                                                           Awards    Awards  Payouts
                                                           ------    ------  -------
                                              Other      Restricted
Name and                                      Annual      Stock     Options  LTIP     All other
Principal Position Year  Salary($)  Bonus($) Compensation Awards   /SARs    Payout  Compensation
------------------ ----  ------     -------- ------------ ------   -------  ------  ------------
Burke T. Maxfield  2000 $    -0-    -0-       -0-         -0-      -0-      -0-       -0-
President


Employment Agreements
---------------------
The Company does not have any employment agreement with Mr. Maxfield, its President, sole Director and the Principal Shareholder of the Company. Mr. Maxfield has not received any compensation in connection with serving as an officer and director of the Company.

Board Compensation
------------------
The Company's director receive no compensation for attendance at board meetings. Following completion of the minimum Offering, Mr. Maxfield will appoint two shareholders to service as additional members of the Board of Directors who will serve for no compensation until the next annual meeting of shareholders.

Options/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year
--------------------------------------------------------------------
No individual grants of stock options (whether or not in tandem with SARs), or freestanding SARs were made since inception to any of the named executive officers.

Bonuses and Deferred Compensation
---------------------------------
There are no compensation plans or arrangements, including payments to be received from the Company, with respect to any person named as a director, executive officer, promoter or control person above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities.

Compensation Pursuant to Plans
------------------------------
The Company has no compensation plan in place.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price
------------------------------------------------------------------
Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. The Company will seek a Market Maker to apply to have the Company's Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board under the proposed symbol "UBIG" on the successful completion of the minimum Offering. There can be no assurance that the Market Maker's activities will be continued, or that an active trading market for the Company's Common Stock will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects the Company's assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering. (See "RISK FACTORS: No Public Market for the Company's Securities; and Designated Security/Penny Stock.")

                          PRINCIPAL SHAREHOLDERS

The following table sets forth as of April 30, 2000 the name and address and the number of shares of the Company's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the 6,000,000 shares of Common Stock issued and outstanding, and the name and shareholdings of each director and of all officers and directors as a group.

Principal Shareholders:        Amount and            Percent(2)
                               Nature of                      After
                               Beneficial    Before         Offering
Class   Name and Address       Ownership(1)  Offering  Minimum    Maximum
------  ----------------       ------------  --------  -------    -------
Common  Burke T. Maxfield         6,000,000     100.0     93.3       80.0
        1108 Brookhaven Drive
        Kaysville, Utah  84037

Officers and Directors:        Amount and            Percent(2)
                               Nature of                      After
                               Beneficial    Before         Offering
Class   Name and Address       Ownership(1)  Offering  Minimum    Maximum
------  ----------------       ------------  --------  -------    -------
Common  Burke T. Maxfield         6,000,000     100.0     93.3       80.0
        1108 Brookhaven Drive
        Kaysville, Utah  84037

------------------------
(1) All shares are owned beneficially and of record by the named shareholder and the shareholder has sole voting, investment, and dispositive power of the shares.

(2) All percentages have been rounded to the nearest one-tenth of one percent.

           INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Transactions with Management and Others
---------------------------------------
The information set forth below is provided by the Company based on what the Company believes may be material to the shareholders in light of all the circumstances of the particular case. The significance of the transactions disclosed may be evaluated by each potential investor after taking into account the relationship of the parties to the transactions and the amounts involved in the transactions.

The Company was organized on April 25, 2000, primarily through the efforts of Burke T. Maxfield, the Company's sole officer, director and shareholder. Mr. Maxfield was issued 6,000,000 shares of the Company's common stock in consideration of $10,000 cash and the assignment of all of his right, title and interest to the Company's Software.

                        DESCRIPTION OF CAPITAL STOCK

General
-------
The Registrant is authorized to issue one hundred million shares of common stock, par value $0.001 per share (the "Common Stock")and five million shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Company has 6,000,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding at April 30, 2000. Although the Company's Board of Directors has no present intention to do so, the Board of directors has authority, without action by or vote of the Company's Shareholders, to issue all or part of the authorized but unissued shares. In addition, the Company's Board of Directors has authority, without action by or vote of the Company's Shareholders, to fix and determine the rights, preferences, and privileges of the Preferred Stock, which may be given voting rights superior to that of the Common Stock, which power may be used to hinder or deter a takeover proposal, should any occur. Any issuance of additional shares of Common Stock or Preferred Stock will dilute the percentage ownership interest of Shareholders and may further dilute the book value of the Company's shares.

Common Stock
------------
The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Registrant's bylaws provide that a majority of the issued and outstanding shares of the Registrant constitutes a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Registrant have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Registrant seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock
---------------
The authority to issue the Preferred Stock is vested in the board of directors of the Company, which has authority to fix and determine the powers, qualifications, limitations, restrictions, designations, rights, preferences, or other variations of each class or series within each class which the Company is authorized to issue. The above described authority of the Board of Directors may be exercised by corporate resolution from time to time as the Board of directors sees fit.

Non-Cumulative Voting
---------------------
The holders of shares of Common Stock of the Company do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding shares, voting for election of directors, can elect all of the directors to be elected, and in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. If the maximum number of shares offered hereby are sold, the present shareholder will own approximately 80% of the Company's issued and outstanding shares, and in either event, will remain in a position to elect all of the members of the Board of Directors. Further, if the minimum number of shares are sold, Mr. Maxfield, President of the Company, will own approximately 92.3% of the Company's Common Stock and will therefore control the Company (See "PRINCIPAL SHAREHOLDERS").

Transfer and Warrant Agent
--------------------------
The Company's transfer agent is Colonial Stock Transfer Company, Salt Lake City, Utah 84111, Telephone (801) 355-5740 and Facsimile (801) 355-6505.

Market Information
------------------
At the present time, there is no public market for any of the Company's securities, and there is no assurance any market will develop after the Offering. The development of a trading market following completion of this Offering will be dependent on Market Makers and other broker-dealers initiating quotations in interdealer quotation media, in maintaining a trading position, and otherwise engaging in market making activities in the Company's securities. There is no assurance that any trading market for the Company's securities will develop following the Offering. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.")

Reports to Shareholders
-----------------------
The Company intends to furnish its shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year, commencing with the next fiscal year. In addition, the Company may, from time to time, issue unaudited interim reports and financial statements, as may be required under the Securities Exchange Act of 1934, as amended.

Dividend Policy
---------------
The holders of Common Stock are entitled to dividends when, and if, declared by the Board of Directors from funds legally available therefor, subject to any preference on preferred stock, if applicable, which may then be outstanding. The Company has not paid a dividend since its incorporation. Because the Company is in the formative stage and will be engaged in start-up operations for the next several years, it is not anticipated that funds will be available for the issuance of dividends in the foreseeable future.

                            LITIGATION

The Company is not a party to any pending legal proceeding and no such action by or against it, to the best of its knowledge, has been threatened.

                              LEGALITY OF SHARES

Taylor and Associates, Inc., Attorneys and Counselors at Law, Salt Lake City, Utah, counsel to the Company, will render an opinion that the Common Stock being offered hereby, has been fully paid and nonassessable under the corporate laws of the state of Utah.

                                   EXPERTS

The financial statements included herein and elsewhere in this Registration Statement, to the extent and for the period indicated in its report, have been included in this Prospectus and the Registration Statement, in reliance on the report of HJ & Associates, LLC, Certified Public Accountants, Salt Lake City, Utah, given on the authority of said firm as experts in accounting and auditing.

                          ADDITIONAL INFORMATION

The Company has filed this Registration Statement on Form SB-2 under the Securities Act with the Commission, SEC File No. __________, under the Securities Act with respect to the securities offered by this Prospectus.
This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete Registration Statement, including exhibits, may be examined without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the filed materials may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, on payment the ususal fees for reproduction, or may be obtain from the Commission's EDGAR Database at http://www.sec.gov.

The Company is subject to Section 15(d) and the reporting requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as such, the Company will file annual, quarterly, and current reports with the Commission containing financial information examined and reported upon, with an opinion expressed by independent certified public accountants, at least annually, and the Company may also provide unaudited quarterly or other interim reports as it deems appropriate. The Company intends to comply with the periodic reporting requirements of section 13 of the Exchange Act, and such other of said statutes' requirements as may become applicable from time to time. The Company will not be required to file or make the additional reports of Issuers subject to Section 14 of the Exchange Act, and as such has no plans to submit annual reports to Shareholders or proxy statements and other reports required of such issuers, until and unless it may become subject to Section 14 requirements, by registration of a class of its securities pursuant to Section 12(b) or Section 12(g) of the Exchange Act or otherwise. (See "DESCRIPTION OF SECURITIES.")

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Title to Document                                                         Page
-----------------                                                         ----
Independent Auditors' Report of HJ & Associates, LLC                       32
Balance Sheet at April 30, 2000                                            33
Statements of Operations for the Period  Ended April 30, 2000              34
Statements of Stockholders' Equity (Deficit)                               35
Statements of Cash Flows for the Period Ended April 30, 2000               36
Notes to the Financial Statements                                          37

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
UBetIGolf, Inc.
(A Development Stage Company)
Kaysville, Utah

We have audited the accompanying balance sheet of UBetIGolf, Inc. (a development stage company) as of April 30, 2000, and the related statements of operations, stockholders' equity and cash flows from inception on April 25, 2000 through April 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UBetIGolf, Inc. (a development stage company) as of April 30, 2000 and the results of its operations and its cash flows from inception on April 25, 2000 through April 30, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had limited operations and limited capital which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
May 30, 2000

UBETIGOLF, INC.
(A Development Stage Company)
Balance Sheet

ASSETS
------
                                                          April 30,
                                                             2000
                                                          ---------
CURRENT ASSETS

  Cash and cash equivalents                               $  10,000
                                                          ---------
    Total Current Assets                                     10,000
                                                          ---------
    TOTAL ASSETS                                          $  10,000
                                                          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES

  Accounts payable                                        $     550
                                                          ---------
    Total Current Liabilities                                   550
                                                          ---------
STOCKHOLDERS' EQUITY

  Preferred stock; 5,000,000 shares authorized
   of $0.001 par value, -0- shares issued                      -
  Common stock; 100,000,000 shares authorized
   of $0.001 par value, 6,000,000 shares
   issued and outstanding                                     6,000
  Additional paid-in capital                                  4,000
  Deficit accumulated during the development stage             (550)
                                                          ---------
    Total Stockholders' Equity                                9,450
                                                          ---------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $  10,000
                                                          =========



The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Statement of Operations


                                           From
                                       Inception on
                                         April 25,
                                       2000 Through
                                         April 30,
                                           2000
                                       ------------
REVENUES                               $       -
                                       ------------
EXPENSES                                        550
                                       ------------
NET LOSS                               $       (550)
                                       ============
BASIC NET LOSS PER SHARE               $      (0.00)
                                       ============




The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Statement of Stockholders' Equity

                                                                  Deficit
                                                                Accumulated
                                                 Additional      During the
                          Common Stock            Paid-In       Development
                     Shares         Amount        Capital          Stage
                     ----------    --------      ----------     ------------
Balance at inception
 on  April 25, 2000        -       $   -         $     -        $       -

Common stock issued
 for cash at $0.002
 per share            6,000,000       6,000           4,000             -

Net loss from
 inception on
 April 25, 2000
 through  April
 30, 2000                  -           -               -                (550)
                     ----------   ---------     -----------     ------------
Balance, April 30,
 2000                 6,000,000   $   6,000     $     4,000     $       (550)
                     ==========   =========     ===========     ============




The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Statement of Cash Flows


                                                                 From
                                                              Inception on
                                                                April 25,
                                                              2000 Through
                                                                April 30,
                                                                  2000
                                                              -------------
CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                                    $        (550)
  Changes in operating assets and liabilities:
    Increase in accounts payable                                        550
                                                              -------------
      Net Cash Provided by Operating Activities                        -
                                                              -------------
CASH FLOWS FROM INVESTING ACTIVITIES                                   -
                                                              -------------
CASH FLOWS FROM FINANCING ACTIVITIES

  Common stock issued for cash                                       10,000
                                                              -------------
      Net Cash Provided by Financing Activities                      10,000
                                                              -------------
NET INCREASE IN CASH                                                 10,000

CASH AT BEGINNING OF PERIOD                                            -
                                                              -------------
CASH AT END OF PERIOD                                         $      10,000
                                                              =============
SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

  Interest                                                    $        -
  Income taxes                                                $        -




The accompanying notes are an integral part of these financial statements.

UBETIGOLF, INC.
(A Development Stage Company)
Notes to the Financial Statements
April 30, 2000


NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

UbetIGolf, Inc. (the Company) was incorporated on April 25, 2000 under the laws of the State of Utah, primarily to take advantage of existing proprietary and non-proprietary software. The software calculates and chronicles numerous types of golf league and group competitions.

The Company has limited operations, assets and liabilities. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity during this phase. It is the intent of management and significant shareholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity.

b.  Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

c.  Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investment with maturities of three months or less at the time of acquisition.

d.  Provision for Taxes

At April 30, 2000, the Company had net operating loss carryforwards of approximately $550 that may be offset against future taxable income through 2020. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater change the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation amount of the same amount.

e.  Additional Accounting Policies

Additional accounting policies will be established once planned principal operations commence.

f.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UBETIGOLF, INC.
(A Development Stage Company)
Notes to the Financial Statements
April 30, 2000


NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  (Continued)

g.  Basic Net Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements.

NOTE 2 -  GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to create and earn revenues from a software program and through a proposed website to generate revenues from the sale of banner advertising and/or usage fees charged to golf pro shops, golf groups and golf leagues. Until this occurs, shareholders of the Company have committed to meeting the Company's operating expenses.

NOTE 3 -  SUBSEQUENT EVENTS

Subsequent to April 30, 2000, the Company engaged its attorneys to prepare a registration statement on Form SB-2 to effect a registration of up to 1,500,000 shares of the Company's common stock at $0.10 per share. The Company agreed to pay its attorneys $15,000 for these services.

[BACK COVER PAGE]

                                 UBETIGOLF, INC.

                                1,500,000 Shares
                                  Common Stock

                                   PROSPECTUS
                                  ______, 2000


No dealer, salesman or any other person has been authorized to give information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

                        Table of Contents
Section                                                                   Page
-------                                                                   ----
PROSPECTUS SUMMARY......................................................... 6
RISK FACTORS...............................................................10
PLAN OF DISTRIBUTION.......................................................17
USE OF PROCEEDS............................................................18
DESCRIPTION OF BUSINESS....................................................18
DESCRIPTION OF PROPERTY....................................................23
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES...................25
REMUNERATION OF OFFICERS AND DIRECTORS.....................................26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS...................27
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS..............27
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS..................28
DESCRIPTION OF CAPITAL STOCK...............................................28
LITIGATION.................................................................30
LEGALITY OF SHARES.........................................................30
EXPERTS....................................................................30
ADDITIONAL INFORMATION.....................................................30
INDEX TO FINANCIAL STATEMENTS..............................................31
FINANCIAL STATEMENTS.......................................................32

Until ___________, 2000 (90 days after the date of this Prospectus, unless extended by the Company for an additional 90 days), all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 16-10a-901 through 909 of the Utah Revised Business Corporation Act provides in relevant parts as follows:

     (1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in 1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Utah Revised Business Corporation Act.

The Registrant's articles of incorporation and bylaws provide that the Registrant "may indemnify" to the full extent of its power to do so, all directors, officers, employees, and/or agents. It is anticipated that the Registrant will indemnify its officers and directors to the full extent permitted by the above-quoted statute.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitations on Liability
------------------------
The state of Utah has enacted a statute limiting the liability of officers and directors of the Company and its shareholders in certain circumstances. Management has determined that it would be advantageous for the Company to include such indemnification in its Articles of Incorporation to include the protections provided to officers and directors of the Company pursuant to
Section 16-10a-841 of the Utah Revised Business Corporation Act.

The indemnification would eliminate the personal liability of a director to the Company or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm to the corporation or the shareholders; (c) an unlawful distribution; or (d) an intentional violation of a criminal law.

It should be noted that the provisions eliminating liability of directors limit the remedies available to a shareholder dissatisfied with a Board decision which is protected by the provision. An aggrieved shareholder's only remedy in such a circumstance is to sue to stop the completion of the Board's action. In many situations, this remedy may not be effective. Shareholders, for example, may not be aware of a transaction or an event until it is too late to prevent it. In these cases, the shareholders and the Company could be injured by a careless Board decision and yet have no effective remedy.

Management believes that limiting director's liability is in the best interest of the shareholders and the Company, as it should enhance the Company's ability to attract and retain qualified individuals to serve as directors of the Company by assuring directors (and potential directors) that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight. This is particularly applicable, management believes, in the recruitment of outside directors who are not employees of the Company and who may, therefore, bring additional objectivity and experience to
the Board of Directors.   Management believes that the diligence exercised by
directors stems primarily from their desire to act in the best interest of the Company and not from a fear of monetary damage awards. Consequently, management believes that the level of scrutiny and care exercised by directors will not be lessened by this provision of the Articles of Incorporation.

Indemnification of Officers, Directors and Others
-------------------------------------------------
This Article has been added to provide that the Company shall indemnify directors to the fullest extent permitted by the Utah Revised Business Corporation Act and that the Company may indemnify officers, employees, or agents as authorized by the bylaws and the Board of Directors. The Board of Directors believes that indemnification for directors is important to enable the Company to attract and retain competent directors. The Board of Directors believes that permissive indemnification for others, as determined by the Board of Directors, is important because it permits indemnification in appropriate circumstances.

The indemnification provisions in the Articles may require the Company to indemnify individuals against expenses, including attorney's fees, judgments, fines and amounts paid in settlement, that may arise by reason of their status or service as directors, officers, or agents (other than liabilities arising from willful misconduct of a culpable nature) and to advance expense incurred as a result of any proceeding against them as to which they could be indemnified, although the Company has no insurance policies for such indemnification in place. As a result of such indemnification limitations, any large damage awards that are not compensated by insurance will come directly from the Company's treasury.

The board of directors has adopted Bylaws to include Article V, Indemnification of Directors, Officers, Agents and Employees. This Article parallels the provisions in the Articles of Incorporation.

            ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses(*) to the Company in connection with the offering described in the Registration Statement:

  Registration Fee............................................$    40.00*
  Accounting Fees and Expenses................................  2,500.00*
  Legal Fees and Expenses..................................... 15,000.00*
  Blue Sky Fees...............................................  1,500.00*
  Printing and Engraving......................................    450.00*
  Transfer Agent Fees.........................................    500.00*
                                                                  ----------
  Total Expenses..............................................$19,990.00
                                                                  ==========
(*)    All figures are estimates.

            ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The Company issued 6,000,000 shares of the Company's restricted common stock to the Company's founder, Burke T. Maxfield, in connection with the Company's organization in April 2000. The shares were issued for consideration consisting of $10,000 cash and the assignment of Mr. Maxfield's right, title and interest in and to the Company's Software. The securities issued in the foregoing transactions were issued in reliance on the exemption from registration and the prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), set forth in Section 3(b) and/or
Section 4(2) of the Securities Act and the regulations promulgated thereunder.

                        ITEM 27.  EXHIBITS

Copies of the following documents have been included as exhibits to this Registration Statement, pursuant to Item 601 of Regulation S-B.

         SEC
Exhibit  Reference
No.      No.        Title of Document                          Location
-------  ---------  -----------------                          --------
 1.01    1          Form of Proceeds Escrow Agreement          This Filing

 3.01    3(i)       Articles of Incorporation and Amendments   This Filing

 3.02    3(ii)      Bylaws                                     This Filing

 4.01    4          Specimen Stock Certificate                 This Filing

 5.01    5          Opinion of Taylor and Associates, Inc.
                    Attorneys and Counselors at Law            This Filing

 10.01   10         Assignment of Technology                   This Filing

 23.01   23         Consent of Taylor and Associates, Inc.,
                    Attorneys and Counselors at Law            See Exhibit 5

 23.02   23         Consent of HJ & Associates, LLC,
                    Certified Public Accountants               This Filing

                      ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes that it will:

  (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to (i) include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change to the information in the Registration Statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) For the purpose of determining liability under the Securities Act, each post-effective amendment will be treated as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be the initial bona fide offering.

  (3) If, applicable, file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

  (1) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

  (2) For determining any liability under the Securities Act, each post effective amendment that contains a form of Prospectus will be treated as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Kaysville, State of Utah, on the 8th day of June 2000.

                                       UBETIGOLF, INC.



                                       By:___________________________________
                                          /S/ Burke T. Maxfield
                                              President


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                      Date
---------                         -----                      ----

/S/ Burke T. Maxfield             Director                   June 8, 2000